Exhibit (a)(5)(c)

Funds Advised by Apax Partners and Epicor Software Corporation Announce Successful Completion of

Tender Offer for Epicor

New York, NY and Irvine, CA, May 16, 2011 —In connection with the previously announced agreement to acquire Epicor Software Corporation (Nasdaq: EPIC), Element Merger Sub, Inc. (“Element”), Eagle Parent, Inc. (“Eagle”) and Epicor today announced that Element has accepted for payment all shares of common stock of Epicor that were validly tendered and not properly withdrawn in its tender offer as of 5:00 p.m., Los Angeles time, on Friday, May 13, 2011, the expiration time of the tender offer.

The depositary for the tender offer advised that, as of the expiration time, 45,026,270 shares of common stock of Epicor had been validly tendered and not properly withdrawn in the tender offer, including 3,117,112 shares that had been tendered pursuant to notices of guaranteed delivery, which was sufficient to satisfy the minimum tender condition. All of such shares have been accepted for payment in accordance with the terms of the tender offer, including the shares that were tendered pursuant to notices of guaranteed delivery. Element does not intend to offer any subsequent offering periods. Payment is expected to be completed promptly.

Epicor, Element and Eagle intend to promptly take the steps necessary to complete a “short-form” merger of Element with and into Epicor under Delaware law, without a meeting of Epicor stockholders, including the exercise by Element of the “top up” option in accordance with the terms of the merger agreement. The “short-form” merger is expected to be completed later today. Eagle also expects to complete later today its previously announced acquisition of Activant Group Inc. (“Activant”), a leading technology provider of business management software solutions for mid-market retail and wholesale distribution businesses. Eagle intends to integrate Activant and Epicor to create one of the largest global providers of enterprise applications focused on the manufacturing, distribution, services and retail sectors. Following completion of the acquisitions, the integrated company will be named Epicor Software Corporation and will cease to be listed on the NASDAQ Global Select Market.

Upon the completion of the “short-form” merger, all outstanding shares of common stock of Epicor, other than shares held by Eagle, Element and Epicor and shares held by Epicor’s stockholders who validly exercise appraisal rights under Delaware law will be canceled and converted into the right to receive an amount in cash equal to the $12.50 offer price per share, without interest and less applicable withholding taxes. Epicor will continue as the surviving corporation in the merger and become a wholly-owned subsidiary of Eagle, an entity wholly owned by funds advised by Apax Partners.

The information agent for the tender offer is BNY Mellon Shareowner Services. The Dealer Managers for the tender offer are Jefferies & Company, Inc. and RBC Capital Markets, LLC.

About Apax Partners

Apax Partners is one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 30 years of investing experience. Funds under the advice or management of Apax Partners globally total around $30 billion. These Funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. For more information visit: www.apax.com.

About Epicor Software Corporation

Epicor Software is a global leader delivering business software solutions to the manufacturing, distribution, retail, hospitality and services industries. With 20,000 customers in over 150 countries, Epicor provides integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM), human capital management (HCM) and enterprise retail software solutions that enable companies to drive increased efficiency and improve profitability. Founded in 1984, Epicor takes pride in more than 25 years of technology innovation delivering business solutions that provide the scalability and flexibility businesses need to build competitive advantage. Epicor provides a comprehensive range of services with a single point of accountability that promotes rapid return on investment and low total cost of ownership, whether operating business on a local, regional or global scale. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Forward Looking Statements

This release contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties. All statements that are not historical facts are forward-looking statements, including statements that are preceded by, followed by or that include the words “believes,” “anticipates,” “intends,” “plans,” “expects,” “could,” “should” or similar expressions; statements regarding the expected timing of the completion of the top-up option and the merger, including any statements of assumptions underlying any of the foregoing; statements regarding expected completion of the transaction, expected revenues, market share, business model, sales pipelines and opportunities, competitive advantage and other statements that are not historical fact; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; statements regarding the anticipated timing of payment for shares validly tendered and not properly withdrawn in the offer; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties that are discussed in documents filed with the SEC by Epicor, as well as the tender offer documents filed by Eagle and Element and the solicitation/recommendation statement filed by Epicor. Except as required by law, none of Epicor, Element and Eagle and their respective affiliates undertake any obligation to revise or update publicly any forward-looking statements.

Contacts:

Damon Wright Tel: +1 949/585-4509 Email: dswright@epicor.com	Ben Harding Tel: +44 (0) 20 7872 6401 email: ben.harding@apax.com	Todd Fogarty Tel: +1 212 521 4854 email: todd-fogarty@kekst.com